SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2003

NTL Incorporated

(Exact name of registrant as specified in its charter)

Delaware	File No. 000-22616	52-1822078
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, New York 10022
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code:        (212) 906-8440

Item 5. Other Events.
SIGNATURES

NEWS RELEASE

FOR IMMEDIATE RELEASE

NTL Incorporated Announces Final Results of Rights Offering

NEW YORK, NEW YORK, DECEMBER 4, 2003 — NTL Incorporated (Nasdaq: NTLI) today announced the final results of its rights offering.

A total of 35,853,465 shares of common stock are being issued pursuant to NTL’s recent rights offering. This includes the 35,750,000 shares of common stock that were initially offered in the rights offering together with an additional 103,465 shares of common stock offered due to the exercise of 147,333 stock options (and the subsequent granting of rights) during the period between the declaration date and the record date of the rights offering.

A total of 86,909,114 shares of NTL common stock will be outstanding.

The subscription agent, Continental Stock Transfer & Trust, has informed NTL that of the 35,853,465 shares of common stock to be issued, 35,629,465 are being issued pursuant to the basic subscription privilege and 224,000 are being issued through the over-subscription privilege. There were in excess of 28 million over-subscription requests. Stockholders eligible to participate in the over-subscription allocation will receive a number of shares based on a multi-tiered proration factor. Continental is currently calculating the number of over-subscription shares to be issued to individual stockholders. No fractional shares will be issued. The Company has been advised by Continental that monies for unfulfilled over-subscription requests will be returned in accordance with the terms set out in the prospectus.

Approximately $4 million of additional proceeds were raised as a result of the extra 103,465 rights exercised, giving a total of $1,434 million in gross proceeds.

The net proceeds have been used to repay in full all of our obligations under our 19% Senior Secured Notes due in 2010 and, together with cash on hand, all of our obligations under our working capital facility. A portion of the proceeds remaining after payment of these amounts has been used as inter-company funding to our subsidiary NTL Communications Ltd., with the balance to be used for general corporate purposes.

Ends

Shares of common stock outstanding:

As of November 3, 2003	50,908,316
Common stock issued as a result of options exercised between the declaration date and the record date of the rights offering	147,333
Common stock initially offered in the rights offering	35,750,000
Additional common stock issued in rights offering (pursuant to extra 147,333 shares)	103,465
Total	86,909,114

For more information contact:

Investor Relations:

US: Patti Kraft Leahy, +1 610 667 5554
UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:

Alison Kirkwood, +44 (0)1256 752 662 / (0)7788 186 154
Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991

Buchanan Communications
Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTL INCORPORATED

Dated: December 4, 2003	By:	/s/ Scott Schubert

		Name:	Scott Schubert
		Title:	Chief Financial Officer